UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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AKAMAI TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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April 10, 2007

To our Stockholders:

I am pleased to invite you to attend the 2007 Annual Meeting of Stockholders of Akamai Technologies, Inc. to be held on Tuesday, May 15, 2007, at 1:00 p.m. at the Marriott Hotel Cambridge, 2 Cambridge Center, Cambridge, Massachusetts.

At the Annual Meeting, we expect to consider and act upon the following matters:

(1) To elect four members of our Board of Directors to serve as Class II directors for a term of three years;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of Akamai for the fiscal year ending December 31, 2007; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

Details regarding admission to the meeting and the business to be conducted at the meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of and continued interest in Akamai.

Sincerely,

/s/ PAUL SAGAN
Paul Sagan
President and Chief Executive Officer

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS To Be Held on May 15, 2007
PROXY STATEMENT
PROPOSAL ONE ELECTION OF DIRECTORS
Board of Directors Recommendation
Nominees for Terms Expiring in 2010 (Class II Directors)
Directors Whose Terms Expire in 2009 (Class I Directors)
Directors Whose Terms Expire in 2008 (Class III Directors)
Non-Director Executive Officers of Akamai
Determination of Independence
Board of Directors and Committee Meetings
Executive Compensation
Report of the Compensation Committee
Compensation Discussion and Analysis (CD&A)
Director Compensation
Compensation Committee Interlocks and Insider Participation
Report of the Audit Committee
Corporate Governance
Certain Relationships and Related Party Transactions
PROPOSAL TWO RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
Board of Directors Recommendation
OTHER MATTERS
Householding of Annual Meeting Materials
Deadline for Submission of Stockholder Proposals for the 2008 Annual Meeting

AKAMAI TECHNOLOGIES, INC.
8 Cambridge Center
Cambridge, Massachusetts 02142

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 15, 2007

The 2007 Annual Meeting of Stockholders of Akamai Technologies, Inc. will be held on Tuesday, May 15, 2007, at 1:00 p.m., local time, at the Marriott Hotel Cambridge, Two Cambridge Center, Cambridge, Massachusetts 02142, to consider and act upon the following matters:

(1) To elect four members of our Board of Directors to serve as Class II directors for a term of three years;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of Akamai for the fiscal year ending December 31, 2007; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 2, 2007, are entitled to notice of, and to vote at, the meeting and any adjournment thereof. The stock transfer books of Akamai will remain open for the purchase and sale of Akamai’s common stock.

All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

/s/ Melanie Haratunian
Melanie Haratunian
Vice President, General Counsel
and Secretary

Cambridge, Massachusetts
April 10, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR STOCK AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION BEFORE IT IS EXERCISED.

AKAMAI TECHNOLOGIES, INC.
8 Cambridge Center
Cambridge, Massachusetts 02142

PROXY STATEMENT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF AKAMAI TECHNOLOGIES, INC. FOR USE AT THE 2007 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT THE MARRIOTT HOTEL CAMBRIDGE, TWO CAMBRIDGE CENTER, CAMBRIDGE, MASSACHUSETTS 02142 AT 1:00 PM ON MAY 15, 2007, AND AT ANY ADJOURNMENT OR ADJOURNMENTS OF THAT MEETING.

All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to our Secretary or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, is being mailed to our stockholders with the mailing of the Notice of Annual Meeting and this Proxy Statement on or about April 10, 2007.

You can find our Annual Report on Form 10-K for the year ended December 31, 2006, on the Internet at our website at www.akamai.com or through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may also obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission, except for exhibits thereto, without charge upon written request to Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142, Attn: Director of Investor Relations. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Certain documents referenced in this Proxy Statement are available on our website at www.akamai.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this Proxy Statement.

Voting Securities and Votes Required

On April 2, 2007, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were issued, outstanding and entitled to vote an aggregate of 164,215,083 shares of our common stock, $.01 par value per share. Each share of common stock is entitled to one vote.

Under our bylaws, the holders of a majority of the shares of our common stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Shares of our common stock present in person or represented by executed proxies received by us (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present. If the shares you own are held in “street name,” the bank, brokerage firm or nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions your bank, brokerage firm or nominee provides you. “Broker non-votes” are shares held in “street name” by a bank, broker or nominee that indicates on its proxy that it does not have discretionary authority to vote such shares as to a particular matter.

The affirmative vote of the holders of a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and voting on the matter is required for the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2007.

Shares that abstain from voting as to a particular matter and “broker non-votes” will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes, or votes withheld in the case of election of directors, will have no effect on the voting of each matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

Security Ownership of Certain Beneficial Owners and Management

The following table includes information as to the number of shares of our common stock beneficially owned as of March 1, 2007, by the following:

•	each stockholder known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	our Named Executive Officers, who consist of (i) our chief executive officer, (ii) each person who served as our principal financial officer during 2006; and (iii) our three other most highly compensated executive officers in 2006; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which we sometimes refer to herein as the Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to shares of common stock identified below, except to the extent authority is shared by spouses under applicable law. Beneficial ownership includes any shares that the person has the right to acquire within 60 days after March 1, 2007, through the exercise of any stock option or other equity right. We have no outstanding warrants, and beneficial ownership does not include any shares of our common stock issuable upon conversion of our convertible debt. Unless otherwise indicated in the notes to the table, the address of each director, executive officer and stockholder owning more than 5% of the outstanding shares of our common stock is c/o Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142. On March 1, 2007, there were 161,162,021 shares of our common stock outstanding.

	Number of Shares	Percentage of
	of Common Stock	Common Stock
Name of Beneficial Owner	Beneficially Owned	Outstanding (%)

5% Stockholders
FMR Corp. (1)	22,879,482	14.2
AXA Financial, Inc. (2)	10,683,265	6.6
Directors
George H. Conrades (3)	1,498,118	*
Martin M. Coyne II (4)	83,500	*
Ronald L. Graham (5)	83,500	*
Peter J. Kight (5)	34,375	*
F. Thomson Leighton	4,126,636	2.6
Geoffrey A. Moore (5)	10,000	*
Paul Sagan (6)	973,373	*
Frederic V. Salerno (7)	41,872	*
Naomi O. Seligman (5)	14,875	*
Other Named Executive Officers
Robert Cobuzzi (8)	234,375	*
Melanie Haratunian (9)	95,328	*
Robert Hughes (10)	90,572	*
Chris Schoettle (11)	374,260	*
J. Donald Sherman (12)	47,574	*
All executive officers and directors as a group (13 persons)(13)	7,473,983	4.6

*	Percentage is less than 1% of the total number of outstanding shares of our common stock.

(1)	The information reported is based on a Schedule 13G/A dated January 10, 2007, filed with the Commission by FMR Corp. FMR Corp. reports its address as 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	The information reported is based on a Schedule 13G dated February 14, 2007, filed with the Commission by AXA Financial, Inc. AXA Financial, Inc. reports its address as 1290 Avenue of the Americas, New York, New York 10104.

(3)	Includes 771,875 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2007. Includes 1,500 shares held by Mr. Conrades’s wife.

(4)	Includes 73,500 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2007.

(5)	Consists of shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2007.

(6)	Includes 675,000 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2007, and four shares of our common stock held by Mr. Sagan’s children.

(7)	Includes 33,500 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2007.

(8)	Mr. Cobuzzi is included as a Named Executive Officer because he served as our Chief Financial Officer for a portion of 2006.

(9)	Includes 92,560 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2007.

(10)	Includes 87,874 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2007.

(11)	Includes 338,562 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2007.

(12)	Includes 44,437 shares of our common stock issuable upon the vesting of restricted stock units or the exercise of stock options exercisable within 60 days after March 1, 2007.

(13)	Includes 2,260,058 shares of our common stock issuable upon the vesting of restricted stock units or the exercise of stock options exercisable within 60 days after March 1, 2007.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine persons, divided into three classes, serving staggered terms of three years, as follows: three Class I directors (with terms expiring at the 2009 annual meeting of our stockholders), four Class II directors (with terms expiring at the 2007 annual meeting of our stockholders) and two Class III directors (with terms expiring at the 2008 annual meeting of our stockholders).

In May 2003, Martin Coyne was named the Lead Director of our Board of Directors. In this role, he presides over meetings of the independent members of our Board of Directors, leads numerous initiatives relating to corporate governance and the effectiveness of the Board of Directors and seeks to ensure cross communication among the committees of the Board of Directors. Mr. Coyne also works with the Executive Chairman and the Chief Executive Officer to prepare Board of Directors meeting agendas and ensure that the necessary preparatory materials are provided to Board of Directors members prior to meetings. Mr. Coyne leads discussions on the performance of the Chief Executive Officer and each of our other executive officers and succession planning for executive officers and other key management positions.

Since the establishment of the Lead Director role, the independent directors have met in executive session following each Board of Directors meeting and at other times as required. In these executive sessions, Mr. Coyne and the other independent directors review management performance, assess the focus and content of meetings of the Board of Directors and establish the strategic issues that the Board of Directors believes should be the focus of management’s attention to drive short-term and longer-term business success. Mr. Coyne then provides feedback to the Chief Executive Officer and other members of management on their performance and important issues on which the Board of Directors believes management should focus.

In April 2005, George Conrades became our Executive Chairman. In this role, Mr. Conrades chairs the Board of Directors and reports on the overall progress of Akamai. Mr. Conrades also provides advice and counsel to the Chief Executive Officer and other executive officers, particularly relating to strategy, key customer accounts, market opportunities and leadership development. In addition, the Executive Chairman is charged with representing Akamai to selected external constituencies, such as investors.

At the Annual Meeting, stockholders will vote to elect four Class II directors. Each of the Class II directors elected at the Annual Meeting will hold office until the 2010 annual meeting of our stockholders and until his or her successor has been duly elected and qualified. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Ronald Graham, F. Thomson Leighton, Paul Sagan and Naomi Seligman to serve as Class II directors for a term expiring at the 2010 annual meeting of our stockholders. The persons named in the enclosed proxy will vote to elect Messrs. Graham, Leighton and Sagan and Ms. Seligman unless a stockholder indicates that the shares should be withheld from one or more of such nominees.

In the event that any nominee for Class II director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable to serve.

Board of Directors Recommendation

Our Board of Directors believes that approval of the election of Ronald Graham, F. Thomson Leighton, Paul Sagan and Naomi Seligman to serve as Class II directors is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR this proposal.

Set forth below are the names and ages of each member of the Board of Directors and the positions and offices held by him or her, his or her principal occupation and business experience during the past five years, the names of other publicly held companies of which he or she serves as a director and the year of the commencement of his or her term as a director of Akamai. Information with respect to the number of shares of our common stock beneficially owned by each director, directly or indirectly, as of March 1, 2007, appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Nominees for Terms Expiring in 2010 (Class II Directors)

Ronald Graham, age 71, has served as a director of Akamai since August 2001. Mr. Graham, a professor at the University of California at San Diego since January 1999, holds the Irwin and Joan Jacobs Endowed Chair of Computer and Information Science. Mr. Graham is also the Chief Scientist of the California Institute for Telecommunications and Information Technology, an institute created by the State of California to fund research related to the next generation of Internet technologies. In addition, since July 1996, Mr. Graham has served as the Treasurer of the National Academy of Sciences. From 1962 until December 1999, Mr. Graham served in a variety of positions at AT&T Corp., a global telecommunications corporation, most recently as Chief Scientist.

F. Thomson Leighton, age 50, co-founded Akamai and has served as our Chief Scientist and as a director since August 1998. Dr. Leighton has been a professor of Mathematics at the Massachusetts Institute of Technology, or MIT, since 1982 and has served as the Head of the Algorithms Group in MIT’s Laboratory for Computer Science since its inception in 1996. Dr. Leighton is a former two-term chair of the 2,000-member Association of Computing Machinery Special Interest Group on Algorithms and Complexity Theory, and a former two-term Editor-in-Chief of the Journal of the Association for Computing Machinery, one of the nation’s premier journals for computer science research.

Paul Sagan, age 48, became our Chief Executive Officer in April 2005 and has served as our President since May 1999. Mr. Sagan became a member of our Board of Directors in January 2005. Mr. Sagan joined Akamai in October 1998 as Vice President and Chief Operating Officer. From July 1997 to August 1998, Mr. Sagan was Senior Advisor to the World Economic Forum, a Geneva, Switzerland-based organization that provides a collaborative framework for leaders to address global issues. Previously, Mr. Sagan held senior executive positions at Time Warner Cable and Time Inc., affiliates of Time Warner, Inc., and at CBS, Inc., two global media and entertainment companies.

Naomi O. Seligman, age 68, has served as a director of Akamai since November 2001. Ms. Seligman has been a senior partner at Ostriker von Simson, a consulting firm focusing on information technology, since June 1999. The partners of Ostriker von Simson chair the CIO Strategy Exchange, which regularly brings together four vital quadrants of the information technology sector: invited chief information officers, or CIOs, from the largest multinational enterprises, premier venture capitalists, establishment CEOs from prominent computer companies, and entrepreneurs leading innovative emerging technology firms. Previously, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private sector institution sponsored by one hundred CIOs from major corporations. Ms. Seligman also serves on the boards of directors of The Dun & Bradstreet Corporation, a provider of business information services, Oracle Corporation, an enterprise software company, and Sun Microsystems, a provider of network hardware, software and services.

Directors Whose Terms Expire in 2009 (Class I Directors)

George H. Conrades, age 68, became our Executive Chairman in April 2005. Previously, Mr. Conrades served as our Chairman and Chief Executive Officer from April 1999 until April 2005, and he has been a director since December 1998. Mr. Conrades has also been a venture partner of Polaris Venture Partners, Inc., an early stage investment company, since August 1998. From August 1997 to July 1998, Mr. Conrades served as Executive Vice President of GTE and President of GTE Internetworking, an integrated telecommunications services firm. Mr. Conrades served as Chief Executive Officer of BBN Corporation, a national Internet services provider and Internet technology research and development company, from January 1994 until its acquisition by GTE Internetworking in July 1997. Prior to joining BBN Corporation, Mr. Conrades was a Senior Vice President at International Business Machines Corporation, or IBM, a developer of computer systems, software, storage systems and microelectronics, and a member of IBM’s Corporate Management Board. Mr. Conrades is currently a director of Cardinal Health, Inc., a provider of services supporting the healthcare industry, and Harley-Davidson, Inc., a motorcycle manufacturer.

Martin M. Coyne II, age 58, has served as a director of Akamai since November 2001. Mr. Coyne was named our Lead Director in May 2003. Between 1995 and his retirement in July 2003, Mr. Coyne served in a variety of senior management positions at the Eastman Kodak Company, which develops, manufactures and markets imaging products and services. Mr. Coyne most recently served as Group Executive, Photography Group, and Executive

Vice President of Eastman Kodak. Mr. Coyne also serves on the boards of directors of OpenPages, a privately-held provider of enterprise governance, risk and compliance management solutions, and Avecia Group Plc., a privately-held manufacturer of biologics and oligonucleotides.

Geoffrey A. Moore, age 60, has served as a director of Akamai since October 2006. Mr. Moore has been a Managing Director of TCG Advisors LLC, a management consulting firm, since May 2003. Previously, he had been a Managing Director of The Chasm Group, a technology strategy consulting firm that he founded in 1993. Mr. Moore is also a venture partner at Mohr Davidow Ventures, a venture capital firm, serving as an advisor to many of its portfolio companies.

Directors Whose Terms Expire in 2008 (Class III Directors)

Peter J. Kight, age 50, has served as a director of Akamai since March 2004. Since December 1981, Mr. Kight has been Chairman of the Board of Directors and Chief Executive Officer of CheckFree Corporation, a provider of financial electronic commerce services and products.

Frederic V. Salerno, age 63, has served as a director of Akamai since April 2002. From 1997 until his retirement in September 2002, Mr. Salerno served in a variety of senior management positions at Verizon Communications, Inc., a provider of communications services, and its predecessors. At the time of his retirement, Mr. Salerno had been serving as Vice Chairman and Chief Financial Officer. Mr. Salerno also serves on the board of directors of Bear Stearns & Co., Inc., a financial services company, Consolidated Edison, Inc., an energy company, Intercontinental Exchange, an electronic exchange for trading wholesale energy and metals commodities, Popular, Inc., a financial holding company, and Viacom, Inc., a media company.

Non-Director Executive Officers of Akamai

Melanie Haratunian, age 47, joined Akamai in September 2003 as our Vice President and General Counsel. From April 2003 until August 2003, Ms. Haratunian was Vice President and Deputy General Counsel of Allegiance Telecom Company Worldwide, the operating company of Allegiance Telecom, Inc., a competitive local, long distance and data telecommunications carrier. Allegiance Telecom, Inc. and its subsidiaries filed a voluntary petition for bankruptcy protection under Chapter 11 of the United States bankruptcy code in May 2003 and were acquired by XO Communications in June 2004. Between April 2001 and August 2003, Ms. Haratunian was the General Counsel for Allegiance Internet, Inc., the Internet access and web-hosting division of Allegiance Telecom, Inc.

Robert Hughes, age 39, joined Akamai in 1999 and was named Executive Vice President, Global Sales, Services and Marketing in January 2006. Previously, Mr. Hughes held the following positions at Akamai: from July 2004 through December 2005, Executive Vice President, Global Sales and Services; from October 2001 through June 2004, Vice President Sales; and from July 2000 until mid-October 2001, Director of Reseller Programs and Channels.

Chris Schoettle, age 43, joined Akamai in March 2001. Since April 2006 he has served as our Executive Vice President, Technology and Networks, responsible for the global technology platform, including software development, architecture, information security, network infrastructure, service operations and the Akamai India operation. From March 2002 until April 2006, he was our Executive Vice President, Technology, Networks and Support. Mr. Schoettle previously held management positions at Lucent Technologies, AT&T, Novell and Unix System Laboratories.

J. Donald Sherman, age 41, joined Akamai in October 2005 as Senior Vice President and CFO-Elect and became our Chief Financial Officer in March 2006. Prior to joining Akamai, Mr. Sherman was employed by IBM, serving from January 2005 to October 2005 as Vice President, Finance, Systems and Technology Group. Previously, he was Vice President, Finance of IBM’s zSeries Server Division.

No person who served as a director or executive officer of Akamai during the year ended December 31, 2006 has a substantial interest, direct or indirect, in any matter to be acted upon at the Annual Meeting, other than the election of Class II directors. Each executive officer serves at the discretion of our Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Determination of Independence

Under The NASDAQ Stock Market, Inc. Marketplace Rules, or the NASDAQ Rules, a director of Akamai will only qualify as an “independent director” if, in the opinion of the Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has determined that, other than Messrs. Conrades, Leighton and Sagan, none of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Rules.

Board of Directors and Committee Meetings

The Board of Directors held 12 meetings during 2006. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and each committee on which he or she served during the fiscal year ended December 31, 2006.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates under a charter that has been approved by the Board of Directors. Copies of the charters are posted in the Investors Relations section of our website at www.akamai.com. The Board of Directors has determined that all of the members of each of the three standing committees of the Board of Directors are independent as defined under the NASDAQ Rules, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

The Audit Committee currently consists of four directors, Messrs. Coyne, Graham, Moore and Salerno. Mr. Salerno serves as Chair of the Audit Committee. The Audit Committee reviews the professional services provided by our independent accountants, the independence of such accountants from our management, our annual financial statements and our system of internal accounting controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Board of Directors has determined that Mr. Salerno is an “audit committee financial expert” within the meaning of Item 401(h) under Regulation S-K issued by the Commission under the Exchange Act. The Audit Committee held ten meetings in 2006.

The Compensation Committee currently consists of Messrs. Coyne and Kight and Ms. Seligman. Mr. Kight serves as Chair of the Compensation Committee. The Compensation Committee determines the compensation of our Chief Executive Officer and other executive officers, administers our bonus, incentive compensation and stock plans, approves stock option and restricted stock unit grants and approves the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with our management regarding our benefit plans and compensation policies and practices. The Compensation Committee held nine meetings in 2006 and took two actions by unanimous written consent.

The Nominating and Corporate Governance Committee currently consists of Messrs. Coyne, Graham, Kight, Moore and Salerno and Ms. Seligman. Mr. Coyne serves as Interim Chair of the Nominating and Corporate Governance Committee; however, Mr. Moore has been appointed by the Board of Directors to become Chair effective on May 15, 2007. This committee’s responsibilities include identifying individuals qualified to become members of our Board of Directors; recommending to the full Board of Directors the persons to be nominated for election as directors and to each of its committees; conducting evaluations of the Board of Directors; and reviewing and making recommendations to the Board of Directors with respect to management succession planning. The Nominating and Corporate Governance Committee held eight meetings in 2006 and took two actions by unanimous written consent.

All directors are expected to attend regular Board of Directors meetings, Board of Directors committee meetings and our annual meeting of stockholders. All directors attended the 2006 annual meeting of stockholders, with then-director William A. Halter participating telephonically.

Executive Compensation

Report of the Compensation Committee

The Compensation Committee of our Board of Directors has:

(1) reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management; and

(2) based on the review and discussion referred to in paragraph (1) above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Akamai’s proxy statement for the 2007 Annual Meeting of Stockholders.

The Compensation Committee

Peter J. Kight, Chair
Martin M. Coyne II
Naomi O. Seligman

Compensation Discussion and Analysis (CD&A)

The following discussion and analysis of Akamai’s executive compensation objectives, policies and practices is designed to provide an overview of the material elements of our compensation structure.

General Objectives and Policies

The objective of our executive compensation program is to attract, retain and reward talented and hard-working individuals in a highly competitive business environment. Our annual and long-term incentive compensation strategy is performance-oriented and is designed to link our strategic business objectives, specific financial performance objectives and the enhancement of stockholder returns with the compensation of our executives, including our Named Executive Officers. Our strategy is reflected in three key types of compensation: base salary, cash incentive bonuses and long-term equity-based incentives. Other elements of our compensation program include severance and change-in-control benefits. Executive compensation is considered and set by the Compensation Committee.

We base our executive compensation decisions on a detailed review of many factors including external competitive data, Akamai’s achievements over the past year, the individual’s past, present and expected contributions to success, any significant changes in the individual’s role or responsibilities, the relative compensation of different executives and the long-term value of the executive. We believe that it is important to reward excellence, leadership and outstanding long-term company performance in a form designed to retain and motivate executives while aligning their incentives with continued high levels of performance.

In 2005, we adopted the practice of establishing the annual compensation packages for our executive officers at the beginning of each year. In the fourth quarter of each year, we conduct an analysis of competitive trends and consult with, and receive input from, the Compensation Committee and Watson Wyatt Worldwide, our external compensation advisor, which we refer to herein as Watson Wyatt. After year end, we are able to incorporate into our analysis data on the company’s performance during the prior year and to conduct an assessment of our executives’ contribution to the company’s overall performance. We then compile the information to establish annual base compensation and performance-related incentives and make adjustments to long-range compensation incentives as appropriate to reflect achievement against prior awards. We may conduct additional analyses of compensation trends and assessments of our competitive position at other times during the year to address changes in the market for executive services or special circumstances affecting Akamai.

All equity incentive awards to our executive officers are granted by the Compensation Committee, typically at meetings that have been scheduled more than one year in advance. Compensation Committee meetings often coincide with meetings of the full Board of Directors. We anticipate that annual executive compensation determinations will be made at the scheduled committee meeting in January or February of each year. For retention purposes or to reflect changes in responsibilities or similar events or circumstances, the Compensation Committee may grant equity awards to our executive officers at other times during the year. Equity incentive awards to newly-hired executive officers are generally granted at the first regularly-scheduled Compensation Committee meeting following the individual’s date of hire. The exercise price for all stock option grants is set at a price equal to the closing price per share of our common stock as reported by NASDAQ on the date of grant. We do not grant options at prices below the fair market value of our common stock on the date of grant. Beginning in 2007, we established a practice of setting the exercise price for option grants made in connection with annual executive compensation determinations on the second business day following the release of earnings for the prior year so that such options are not granted and priced during the period immediately preceding our fiscal year earnings release. In January 2007, our Compensation Committee established the cash and equity compensation for our executive officers for 2007. A summary of such compensation is included in our Current Report on Form 8-K filed with the Commission on January 22, 2007.

For compensation plans or arrangements that are linked to corporate performance metrics, the Compensation Committee reviews Akamai’s financial performance to determine whether the applicable corporate performance goals have been met. The Compensation Committee has not exercised, and we do not expect that it will exercise in the future, discretion to waive the achievement of stated corporate performance targets as a condition to payment of cash incentive bonuses. With respect to compensation plans or arrangements that are linked to achievement of individual or departmental objectives for Named Executive Officers other than Mr. Sagan, our principal executive officer, an executive’s achievement against his or her individual or departmental performance goals is assessed by Mr. Sagan. The Board of Directors, with Mr. Sagan abstaining, makes the determination of whether Mr. Sagan has achieved his individual performance goals. Such assessments may involve the exercise of judgment or discretion by Mr. Sagan or the members of the Board of Directors, as the case may be.

Akamai has retained Watson Wyatt as an independent consultant to help management design the appropriate mix of compensation and to help the Compensation Committee evaluate proposed compensation. Watson Wyatt has served as a consultant to us in the area of executive compensation for a number of years but does not otherwise conduct any business with Akamai. Watson Wyatt assists us in surveying the practices of peer companies in the United States, as well as other companies with which we compete to attract and retain executive talent. In 2006, we targeted the aggregate value of our executive compensation to be at approximately the median level of our peers for most positions. In order to attract the best talent in critical functions, in consultation with the Compensation Committee, we may offer compensation packages that deviate from the general principle of matching the median of our peers or we may provide compensation outside of the normal cycle to individuals to address retention issues for key executives. Although peer group comparisons are inherently difficult, among factors taken into account by us in developing the peer group are number of employees, market capitalization and industry. Watson Wyatt determined that, while base salaries for our executives were below the median for peer group, the increase in our stock price caused the value of equity-based compensation to be higher than the median for our peer group. Overall, however, Watson Wyatt determined that our 2006 compensation program for executives, as structured, was at market relative to our peers.

Elements of Compensation

The compensation of our executive officers consists of three principal components: base salary, cash incentive bonuses and long-term equity-related incentives. We believe that the combination of these elements is essential to attracting and retaining talented and hard-working individuals and aligning their incentives with the interests of our stockholders. We do not adopt express formulae for weighting different elements of compensation or for allocating between long-term and short-term compensation but strive to develop comprehensive packages that are competitive with those offered by other companies with which we compete to attract and retain talented executives.

Base Salary.  We determine base salaries for our executives annually based on the scope of their responsibilities, taking into account the practices of companies in our peer group as well as other technology companies, the executives’ prior background, training and experience, the ability to replace the individual and, in certain instances, the base salary of the individual at his or her prior employment. We also review the skills and performance level of the individual executive relative to targeted performance criteria for the prior year and actual corporate performance in prior periods. The base salary of an executive officer is also evaluated together with the other components of his or her compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy. Additionally, we may adjust base salary during the year as warranted to address retention issues or to reflect promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Our goal is to pay a base salary to our executive officers that is competitive with the base salaries of companies in our peer group or competitive with other companies with which we compete to attract and retain executives. Base salaries are reviewed at least annually by the Compensation Committee and are adjusted from time to time after taking into consideration individual responsibilities, performance and experience. In 2006, salaries for our executive officers were generally consistent with the salaries paid to them in 2005. Mr. Hughes, our Executive Vice President of Global Sales, Services and Marketing received a salary increase in 2006 in connection with his assumption of responsibility for overseeing our marketing organization in addition to his continued oversight of our global sales and services organization. Mr. Sherman became our Chief Financial Officer in March 2006, and his 2006 base salary reflected the terms on which he was hired. Mr. Cobuzzi was our Chief Financial Officer from January 1, 2006 until March 16, 2006. Mr. Cobuzzi is excluded from the discussion of Named Executive Officer compensation in this CD&A. The terms of Mr. Cobuzzi’s transition from his role as our Chief Financial Officer are summarized in the “Employment Agreements” discussion below.

Cash Incentive Bonuses.  Akamai’s executives are eligible to receive cash incentive bonuses. Cash incentive bonuses are designed to attract, retain and motivate executives with rewards that are based on the achievement of company-specific performance measures and individual-specific objectives as well as the contribution of the executive to the overall success and achievements of Akamai and its management team.

In 2006, each of Akamai’s Named Executive Officers participated in a cash incentive bonus program. Each Named Executive Officer’s bonus was weighted as follows: 80% based on Akamai’s achievement of revenue and normalized earnings per share targets for fiscal year 2006 and 20% based on achievement of individual or departmental performance goals during such year. Under the program, Akamai’s target revenue for 2006 was $367.5 million, which would represent a growth rate of 29.8% as compared to 2005, and our target normalized earnings per share for 2006 was $0.712 which would represent an increase of 36.9% as compared to 2005. In determining normalized earnings per share, we calculate normalized net income as net income calculated in accordance with generally accepted accounting principles excluding items related to: amortization of intangible assets; equity-related compensation; depreciation of capitalized equity-related compensation; loss on early extinguishment of debt; changes in the value of equity investments; utilization of tax net operating losses and credits; and the release of our deferred tax asset valuation allowance. Normalized net income is then divided by our diluted share count for the applicable annual period to calculate normalized earnings per share.

Target metrics are subject to adjustment to reflect acquisitions and similar events. Each metric was weighted equally to establish an aggregate corporate performance target. A minimum cash incentive bonus was payable if we achieved 93% of the target; a target cash incentive bonus was payable if we achieved 100% of the target; and a maximum cash incentive bonus was payable if we achieved 106% or more of the target. The nature of individual performance goals varies based on the position held by the Named Executive Officer and includes items such as reducing network expenses, improving the performance of our services, streamlining and enhancing financial reporting and enhancing the company’s patent portfolio.

The 2006 cash incentive bonuses were structured as follows:

		Target Cash Bonus (As	Maximum Cash Bonus
	2006 Base	a Percentage of Base	(As a Percentage of
Name	Salary	Salary)	Base Salary)

Paul Sagan	$400,000	100%	200%
Melanie Haratunian	$210,000	40%	80%
Robert Hughes	$350,000	100%	N/A †
Chris Schoettle	$300,000	67%	133%
J.D. Sherman	$300,000	67%	133%

†	Mr. Hughes’s individual performance goal includes a revenue-based component; accordingly, there was not a maximum calculable bonus payment under the terms of the plan.

Akamai’s revenue for 2006 was $428.7 million, which represented an increase of 51% over 2005, and our normalized earnings per share, calculated in accordance with the provisions of the cash incentive bonus plan, was $0.88, a 69% increase over 2005. As a result, all of our Named Executive Officers received the maximum cash bonus payable in respect of our corporate performance targets. The Compensation Committee determined that Mr. Sagan achieved his individual performance goals. In addition, our Chief Executive Officer determined that all of our Named Executive Officers met or exceeded their individual performance goals, and the Compensation Committee reviewed and affirmed such determination.

Long-Term Incentives.  We believe that stock options and restricted stock units are excellent long-term incentives for executives that align executive and stockholder interests and assist in retention of those employees. We typically make an initial equity award of stock options to new executives and annual grants as part of our overall compensation program. When recommending stock incentive awards to the Compensation Committee for approval, we consider an executive’s current contributions to Akamai’s performance, the anticipated contribution to meeting Akamai’s long-term strategic performance goals, his or her position with Akamai and industry practice. In February 2006, our Named Executive Officers were granted three types of equity-based long-term incentive awards: (i) restricted stock units, or RSUs, that vest over time, which we refer to herein as Base RSUs; (ii) RSUs that vest only to the extent we achieve certain corporate performance goals, which we refer to herein as Performance-Based RSUs; and (iii) options to purchase shares of our common stock.

The determination to issue both stock options and RSUs reflects our belief that the two types of equity awards, while both linking executive compensation to corporate performance, address different compensation goals. Like many technology companies, our common stock price is highly volatile, which creates uncertainty about the value of certain equity awards. RSUs represent a means of providing equity-related value even if the stock price fluctuates. A stock option, however, is an instrument more directly tied to stock market risk. Accordingly, the stock options we issue are more closely aligned with stock appreciation and have no value if the exercise price is lower than the market price of our common stock on the date of grant.

The stock options granted to Named Executive Officers in 2006 have an exercise price of $25.77 per share, which is equal to the closing sale price of our common stock on February 15, 2006 as reported by NASDAQ, the date on which the Compensation Committee approved the grants. The stock options vest in accordance with the following schedule: 25% vest on the first anniversary of the date of grant and the remaining 75% vest in equal quarterly installments of 6.25% thereafter. The vesting of stock options over time encourages executive retention.

Each Akamai RSU represents the right to receive one share of Akamai common stock upon vesting. Base RSUs vest in three equal annual installments on the first business day of each of 2007, 2008 and 2009. Performance-Based RSUs will only vest to the extent that Akamai meets or exceeds specified cumulative revenue and earnings per share targets for fiscal years 2006, 2007 and 2008. The maximum number of Performance-Based RSUs that may vest is equal to 300% of the number of Base RSUs granted on the same date; such maximum vesting would only occur if we meet or exceed 110% of both our cumulative revenue and earnings per share targets for fiscal years 2006, 2007 and 2008. No Performance-Based RSUs will vest if we fail to exceed the applicable targets. If our cumulative revenue and/or earnings per share results for the applicable years is between 100% and 110% of the targets, the holder would receive between zero RSUs and the maximum deliverable amount set forth above. Management believes that, because the value to executives from Performance-Based RSUs is directly linked to Akamai’s financial performance, our stockholders will also have significantly benefited from such financial performance, representing a further alignment in the interests of executives and stockholders.

Beginning in 2007, RSUs granted to our Named Executive Officers will no longer allow for vesting based solely on the passage of time. Under the new program, Base RSUs will only vest to the extent that Akamai achieves certain revenue targets as of the end of fiscal years 2007, 2008 and 2009. The change in the vesting criteria for Base RSUs reflects the view of the Board of Directors that all RSUs granted to executives should have a performance-related vesting component.

Severance Plan

We believe that having in place reasonable and competitive employee severance plans is essential to attracting and retaining highly-qualified executives. Akamai’s severance arrangements are designed to provide reasonable compensation to departing executives under certain circumstances to facilitate an executive’s transition to new employment. Akamai seeks to mitigate any potential employer liability by requiring the executive to sign a separation and release agreement acceptable to the company as a condition to receiving severance benefits.

In 2006, our Compensation Committee approved amendments to the Akamai Technologies, Inc. Executive Severance Pay Plan, which we refer to herein as the Severance Plan, for two reasons. First, after review of competitive data, including analysis provided by Watson Wyatt, we determined that our then-existing executive severance arrangements were not competitive with those offered by companies in our peer group. Second, through these amendments we sought to standardize, in all material respects, the severance arrangements among all of our executive officers.

Each of our Named Executive Officers, other than Mr. Sagan, is a participant in the Severance Plan. Under the amended Severance Plan, participants who are terminated for any reason other than “cause” (as defined in the Severance Plan) and have signed a separation and release agreement acceptable to the company are entitled to:

•	a lump sum payment equal to one year of the participant’s then-current base salary;

•	a lump sum payment equal to the annual incentive bonus at target that would have been payable to the executive under Akamai’s then-current cash incentive plan, if any, in the year of the executive’s termination had both Akamai and the executive achieved the target bonus objectives set forth in such executive’s bonus plan during such year; and

•	reimbursement of up to 12 times the monthly premium for continued health and dental insurance coverage.

If an executive is terminated without cause or resigns for “good reason” (as defined in the Severance Plan) within 12 months following a change in control of Akamai, the participant shall also be entitled to accelerated vesting of all outstanding stock options held by the participant as of the date his or her employment terminates. The Severance Plan supersedes the provisions of any other agreement an executive may have regarding payments to be made upon termination of employment, including but not limited to, the acceleration of stock options and/or any lump sum payment an executive may receive in the event of termination following a change of control of Akamai except that the terms of the Severance Plan are supplemental to, and not in replacement of, the change in control provisions reflected in RSU agreements to which the eligible participants are parties. Under the terms of the Base RSUs, upon the occurrence of a change in control, Base RSUs shall become vested as to the number of Base RSUs as would be vested as though the Grant Date were the date that is one year prior to the Grant Date. Under the terms of the Performance-Based RSUs, upon the occurrence of a change in control, vesting shall accelerate for a number of Performance-Based RSUs depending on the date on which the change in control occurred and Akamai’s performance against relevant performance metrics as of such date.

Mr. Sagan does not participate in the Severance Plan. Under the terms of his employment agreement, if Mr. Sagan terminates his employment for good reason following a change in control of Akamai, he shall be entitled to a lump sum cash payment equal to two years of his then-current base salary and an award equal to two times his then-applicable annual incentive bonus at target. In 2006, the Compensation Committee approved an amendment to the employment agreement between Akamai and Mr. Sagan. The agreement was revised to provide that if Mr. Sagan terminates his employment under the circumstances described above following a change in control of Akamai, vesting of all outstanding unvested options held by him as of the termination date shall accelerate. If Mr. Sagan’s employment is involuntarily terminated for any reason other than cause, he shall be entitled to lump sum cash payments equal to:

•	one year of his then-current base salary;

•	an award of his then-applicable annual incentive bonus at target;

•	an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding termination of his employment; and

•	under certain circumstances, a matching contribution to his 401(k) account.

In addition, if Mr. Sagan’s employment is involuntarily terminated in 2007 for any reason other than cause, Akamai will accelerate the vesting of a number of options equal to the number of options that would have vested if the grant date of his options was the date six months prior to the grant date. If Mr. Sagan dies or becomes disabled, he will receive full vesting of all of his then-outstanding shares and options as well as a lump sum cash payment equal to: (i) one year of his then-current base salary; (ii) an award equal to his then-applicable annual incentive bonus at target; and (iii) an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding termination.

Other Benefits

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Participants in the 401(k) plan are permitted to contribute to the plan through payroll deductions within statutory and plan limits. Participants may select from a variety of investment options. Investment options do not include our common stock. We will provide matching contributions of up to $1,000 per employee per year.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to herein as the “Code,” generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to long-term incentive awards will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of Akamai and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)(2)	($)(1)	($)(3)	($)(4)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)

Paul Sagan	2006	402,854	1,164,567	1,662,489	800,000	1,450	4,031,360
President and CEO
J. Donald Sherman	2006	304,010	612,604	387,589	400,000	1,312	1,705,515
Chief Financial Officer
Robert W. Hughes	2006	351,954	428,093	781,563	731,686	1,311	2,294,607
Executive Vice President, Global Sales, Service and Marketing
Chris Schoettle	2006	300,990	428,093	439,430	400,000	1,381	1,569,894
Executive Vice President, Technology and Networks
Melanie Haratunian	2006	210,770	256,897	381,472	168,000	1,554	1,018,693
Vice President and General Counsel
Robert Cobuzzi(5)	2006	210,000	0	153,300	0	4,664	367,964
Former Chief Financial Officer

(1)	Amounts reflect the dollar amount recognized by us for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123(R), or SFAS 123(R), for all outstanding awards held by the Named Executive Officer during the applicable year, including awards granted in prior years. The assumptions we use in calculating these amounts are discussed in Note 16 of the Notes to our consolidated financial statements for the year ended December 31, 2006, which accompany this proxy statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

(2)	Includes both time-vesting restricted stock unit awards and performance-vesting restricted stock unit awards.

(3)	Represents amounts earned in 2006 but paid in 2007.

(4)	Consists of a $1,000 employer contribution to the Named Executive Officer’s 401(k) Plan and the dollar value of term life insurance premiums paid on his or her behalf.

(5)	Mr. Cobuzzi ceased to be our Chief Financial Officer on March 16, 2006.

Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option
								Awards:	Awards:
					Estimated Future Payouts			Number of	Number of		Grant Date
		Estimated Future Payouts Under			Under Equity Incentive Plan			Shares of	Securities	Exercise or	Fair Value
		Non-Equity Incentive Plan Awards			Awards			Stock	Underlying	Base Price of	of Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Option Awards	Options
Name/Award	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Paul Sagan
Performance-Based RSUs(1)	2/15/06	—	—	—	0	34,000	102,000	—	—	—	2,628,540
Base RSUs(2)	2/15/06	—	—	—	—	—	—	34,000	—	—	876,180
Stock options(3)	2/15/06	—	—	—	—	—	—	—	200,000	25.77	2,690,000
Cash Incentive Plan(4)	2/15/06	0	400,000	800,000	—	—	—	—	—	—	—
J. Donald Sherman
Performance-Based RSUs(1)	2/15/06	—	—	—	0	12,500	37,500	—	—	—	966,375
Base RSUs(2)	2/15/06	—	—	—	—	—	—	12,500	—	—	322,125
Stock options(3)	2/15/06	—	—	—	—	—	—	—	50,000	25.77	672,500
Cash Incentive Plan(4)	2/15/06	0	200,000	400,000	—	—	—	—	—	—	—
Time Vesting RSUs(5)	3/03/06	—	—	—	—	—	—	25,000	—	—	652,750
Robert W. Hughes
Performance-Based RSUs(1)	2/15/06	—	—	—	0	12,500	37,500	—	—	—	966,375
Base RSUs(2)	2/15/06	—	—	—	—	—	—	12,500	—	—	322,125
Stock options(3)	2/15/06	—	—	—	—	—	—	—	100,000	25.77	1,345,000
Cash Incentive Plan(4)	2/15/06	0	350,000	731,686	—	—	—	—	—	—	—
Chris Schoettle
Performance-Based RSUs(1)	2/15/06	—	—	—	0	12,500	37,500	—	—	—	966,375
Base RSUs(2)	2/15/06	—	—	—	—	—	—	12,500	—	—	322,125
Stock options(3)	2/15/06	—	—	—	—	—	—	—	50,000	25.77	672,500
Cash Incentive Plan(4)	2/15/06	0	200,000	400,000	—	—	—	—	—	—	—
Melanie Haratunian
Performance-Based RSUs(1)	2/15/06	—	—	—	0	7,500	22,500	—	—	—	579,825
Base RSUs(2)	2/15/06	—	—	—	—	—	—	7,500	—	—	193,275
Stock options(3)	2/15/06	—	—	—	—	—	—	—	35,000	25.77	470,750
Cash Incentive Plan(4)	2/15/06	0	84,000	168,000	—	—	—	—	—	—	—
Robert Cobuzzi
Not applicable	—	—	—	—	—	—	—	—	—	—	—

(1)	Consists of RSUs with performance-based vesting criteria; eligible for vesting in 2009.

(2)	Consists of RSUs that vest in three equal annual installments based on continued employment.

(3)	Consists of stock options that vest over a four-year period based on continued employment.

(4)	Consists of performance-based cash incentive plan bonus awards. Actual amounts awarded are set forth in the Summary Compensation table above.

(5)	Consists of RSUs that vest 34% on the first anniversary of the date of grant and quarterly thereafter over a period of two years based on continued employment.

(6)	Amounts reflect the dollar amount recognized by us for financial statement reporting purposes in accordance with SFAS 123(R). The assumptions we use in calculating these amounts are discussed in Note 16 of the Notes to our consolidated financial statements for the year ended December 31, 2006, which accompany this proxy statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

As discussed in CD&A above, each of Akamai’s Named Executive Officers, other than Mr. Cobuzzi, participated in a cash (non-equity) incentive bonus program in 2006. Each Named Executive Officer’s bonus was weighted as follows: 80% based on Akamai’s achievement of revenue and normalized earnings per share targets for fiscal year 2006 and 20% based on achievement of individual or departmental performance goals during such year. The bonus payments shown in (g) above represent the maximum bonuses payable to such individuals, reflecting Akamai’s corporate financial performance in 2006 against pre-established targets and each person’s achievement of his or her individual goals. Our total revenue for 2006 was $428.7 million, which represented an increase of 51% over 2005, and our normalized earnings per share, calculated in accordance with the provisions of the cash incentive bonus plan, was $0.88, a 69% increase over 2005.

As discussed in CD&A above, all Named Executive Officers, other than Mr. Cobuzzi, were issued two types of RSUs in 2006, each of which represents the right to receive one share of Akamai common stock upon vesting. Base RSUs vest in three equal annual installments on the first business day of each of 2007, 2008 and 2009. Performance-Based RSUs will only vest to the extent that Akamai exceeds specified cumulative revenue and earnings per share targets for fiscal years 2006, 2007 and 2008. The maximum number of Performance-Based RSUs that may vest is equal to 300% of the number of Base RSUs granted on the same date; such maximum vesting would only occur if we meet or exceed 110% of both our cumulative revenue and earnings per share targets for fiscal years 2006, 2007 and 2008. No Performance-Based RSUs will vest if we fail to exceed the applicable targets. If our cumulative revenue and/or earnings per share results for the applicable years is between 100% and 110% of the targets, the holder would receive between zero RSUs and the maximum deliverable amount set forth above. The minimum, target and maximum number of RSUs each Named Executive Officer is eligible to receive are set forth in columns (f), (g) and (h) of the table above. Based on our 2006 performance, we believe it is likely that we will achieve the maximum deliverable amounts set forth in the terms of the Performance-Based RSUs. Accordingly, the grant date fair value of such awards reflected in column (l) of the table above assumes that the maximum number of Performance-Based RSUs will be issued.

Outstanding Equity Awards at December 31, 2006

					Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plan Awards:
							Plan	Market or
					Number		Awards:	Payout
					of		Number of	Value of
	Options				Shares	Market	Unearned	Unearned
	Number of	Number of			or Units	Value of	Shares,	Shares,
	Securities	Securities			of Stock	Shares or	Units or	Units or
	Underlying	Underlying			that	Units of	Other	Other
	Unexercised	Unexercised	Option	Option	Have	Stock that	Rights that	Rights that
	Options (#)	Options (#)	Exercise	Expiration	Not	Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Price	Date	Vested	Vested	Vested	Vested
Name	(1)	(1)	($)(1)	(1)	(#)	($)	(#)(2)	($)(2)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)

Paul Sagan
Stock options	375,000	0	0.90	9/18/2012	—	—	—	—
Stock options	109,375	140,625	12.20	1/3/2015	—	—	—	—
Stock options	78,125	171,875	14.46	7/21/2015	—	—	—	—
Stock options	0	200,000	25.77	2/15/2016	—	—	—	—
Base RSUs(3)	—	—	—	—	34,000	1,806,080	—	—
Performance-Based RSUs	—	—	—	—	—	—	102,000	5,418,240
J. Donald Sherman
Stock options	18,750	56,250	19.21	11/22/2015	—	—	—	—
Stock options	0	50,000	25.77	2/15/2016	—	—	—	—
Time-vesting RSUs(4)	—	—	—	—	25,000	1,328,000	—	—
Base RSUs(3)	—	—	—	—	12,500	664,000	—	—
Performance-Based RSUs	—	—	—	—	—	—	37,500	1,992,000
Robert W. Hughes
Stock options	0	11,250	4.92	7/20/2013	—	—	—	—
Stock options	16,250	16,250	11.20	12/18/2013	—	—	—	—
Stock options	22,812	42,188	12.26	1/24/2015	—	—	—	—
Stock options	15,625	34,375	14.46	7/21/2015	—	—	—	—
Stock options	0	100,000	25.77	2/15/2016	—	—	—	—
Base RSUs(3)	—	—	—	—	12,500	664,000	—	—
Performance-Based RSUs	—	—	—	—	—	—	37,500	1,992,000
Chris Schoettle
Stock options	292,000	—	3.71	5/14/2013	—	—	—	—
Stock options	32,812	42,188	12.26	1/24/2015	—	—	—	—
Stock options	15,625	34,375	14.46	7/21/2015	—	—	—	—
Stock options	0	50,000	25.77	2/15/2016	—	—	—	—
Base RSUs(3)	—	—	—	—	12,500	664,000	—	—
Performance-Based RSUs	—	—	—	—	—	—	37,500	1,992,000

					Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plan Awards:
							Plan	Market or
					Number		Awards:	Payout
					of		Number of	Value of
	Options				Shares	Market	Unearned	Unearned
	Number of	Number of			or Units	Value of	Shares,	Shares,
	Securities	Securities			of Stock	Shares or	Units or	Units or
	Underlying	Underlying			that	Units of	Other	Other
	Unexercised	Unexercised	Option	Option	Have	Stock that	Rights that	Rights that
	Options (#)	Options (#)	Exercise	Expiration	Not	Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Price	Date	Vested	Vested	Vested	Vested
Name	(1)	(1)	($)(1)	(1)	(#)	($)	(#)(2)	($)(2)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)

Melanie Haratunian
Stock options	38,498	18,750	5.12	9/21/2013	—	—	—	—
Stock options	21,875	28,125	12.26	1/24/2015	—	—	—	—
Stock options	7,812	17,188	14.46	7/21/2015	—	—	—	—
Stock options	0	35,000	25.77	2/15/2016	—	—	—	—
Base RSUs(3)	—	—	—	—	7,500	398,400	—	—
Performance-Based RSUs	—	—	—	—	—	—	22,500	1,195,200
Robert Cobuzzi
Stock options	21,875	28,125	12.26	3/31/2007	—	—	—	—

(1)	Consists of stock options that vest over four years with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal quarterly installments of 6.25% thereafter. All options were granted ten years prior to the expiration date reflected in column (f). Vesting may accelerate with respect to a portion of certain stock options if we achieve certain financial performance metrics.

(2)	Consists of RSUs with performance-based vesting criteria and reflects maximum number of shares issuable in respect thereof. Such RSUs are eligible for vesting in 2009 following determination of our financial results from fiscal years 2006, 2007 and 2008.

(3)	Consists of RSUs that vest in three equal annual installments commencing in January 2007.

(4)	Consists of RSUs that vest 34% on March 3, 2007 and quarterly thereafter over a period of two years.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired upon exercise of stock options by our Named Executive Officers in 2006 and the value realized upon exercise. No Named Executive Officers acquired shares on vesting of other types of equity awards.

	Option Awards
	Number of Shares	Net Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)(1)
(a)	(b)	(c)

Paul Sagan	—	—
J. Donald Sherman	—	—
Robert W. Hughes	155,313	4,202,058
Chris Schoettle	98,000	3,830,642
Melanie Haratunian	13,002	505,799
Robert Cobuzzi	234,375	5,928,125

(1)	Represents the net amount realized from all option exercises during 2006. In cases involving an exercise and immediate sale, the value was calculated on the basis of the actual sale price. In cases involving an exercise without immediate sale, the value was calculated on the basis of our closing sale price on the date of exercise.

Post-Employment Compensation and Other Employment Agreements

On January 4, 2005, we entered into an employment letter agreement and a stock option agreement with Paul Sagan. The employment letter agreement provides that in addition to his annual salary, Mr. Sagan is eligible for an incentive bonus in any year that Akamai provides a bonus plan for its senior executive team. Either Akamai or Mr. Sagan may terminate the agreement upon 30 days advance written notice to the other party; provided however, that in the event Mr. Sagan is terminated for cause, Akamai may elect to pay Mr. Sagan an amount equal to 30 days of his then-current salary in lieu of providing him 30 days notice of the termination of his employment. If Mr. Sagan terminates his employment for good reason following a change in control of Akamai, as defined in the employment agreement, he shall be entitled to accelerated vesting of his options as set forth in the stock option agreement and a lump sum cash payment equal to: two years of his then-current base salary and an award equal to two times his then-applicable annual incentive bonus at target. If Mr. Sagan’s employment is involuntarily terminated for any reason other than cause, he shall be entitled to lump sum cash payments equal to: one year of his then-current base salary; an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding termination of his employment; and an award of his then-applicable annual incentive bonus at target and, under certain circumstances, a matching contribution to his 401(k) account. In addition, if Mr. Sagan’s employment had involuntarily terminated in 2006 for any reason other than cause, as defined in the employment agreement, Akamai would have accelerated the number of shares which would have been deemed vested as though the grant date of his options was the date 12 months prior to the grant date; and if his employment is so terminated in 2007, Akamai will accelerate the number of shares which will be deemed vested as though the grant date of his options was the date six months prior to the grant date. If Mr. Sagan dies or becomes disabled, he shall receive full vesting of all of his then-outstanding shares and options as well as a lump sum cash payment equal to: one year of his then-current base salary; an award equal to his then-applicable annual incentive bonus at target and an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding his death or disability.

On August 21, 2003, we entered into a letter agreement with Ms. Haratunian setting forth her responsibilities and compensation.

On October 14, 2005, we entered into an employment offer letter agreement with Mr. Sherman that sets forth the terms of his employment, including his initial cash and equity compensation.

On November 22, 2005, we entered into a letter agreement with Mr. Cobuzzi setting forth the terms of his transition from Chief Financial Offer to a special advisor. The agreement provided that, following his resignation as our Chief Financial Officer on March 16, 2006, Mr. Cobuzzi would continue as a special advisor to our Chief Financial Officer through the remainder of 2006.

Each of our Named Executive Officers has entered into stock option grant agreements or restricted stock unit grant agreements that provide for acceleration of all or a portion of the applicable equity awards upon a change of control of Akamai.

See “Severance Plan” under the CD&A section of this Proxy Statement for a discussion of severance arrangements applicable to our Named Executive Officers, other than Mr. Cobuzzi, and Mr. Sagan.

Potential Payments Upon Termination or Change in Control

Under the terms of the agreements described above, if Mr. Sagan had terminated his employment at December 31, 2006, under circumstances entitling him to a severance payment but not involving a change in control of Akamai, it is estimated that he would have received payments in the amount of $815,000 in cash and benefits valued at approximately $7.4 million from the acceleration of stock options based on our closing sale price on December 29, 2006, of $53.12 per share. If the termination was in connection with a change of control of Akamai, Mr. Sagan would have received additional cash payments of $1,615,000, plus benefits valued at approximately $17.9 million from the acceleration of vesting of stock options and $2.4 million from the acceleration of vesting of RSUs, in each case based on our closing sale price on December 29, 2006, of $53.12 per share.

Under the terms of the agreements and plans described above, if Ms. Haratunian had terminated her employment at December 31, 2006, under circumstances entitling her to a severance payment but not involving a change in control of Akamai, it is estimated that she would have received payments in the amount of $309,000 in cash. If the termination was in connection with a change of control of Akamai, Ms. Haratunian would also have received benefits valued at approximately $3.7 million from the acceleration of vesting of stock options and $531,200 from the acceleration of vesting of RSUs, in each case based on our closing sale price on December 29, 2006, of $53.12 per share.

Under the terms of the agreements and plans described above, if Mr. Hughes had terminated his employment at December 31, 2006, under circumstances entitling him to a severance payment but non involving a change in control of Akamai, it is estimated that he would have received payments in the amount of $715,000 in cash. If the termination was in connection with a change of control of Akamai, Mr. Hughes would also have received benefits valued at approximately $7.0 million from the acceleration of vesting of stock options and $885,333 from the acceleration of vesting of RSUs, in each case based on our closing sale price on December 29, 2006, of $53.12 per share.

Under the terms of the agreements and plans described above, if Mr. Schoettle had terminated his employment at December 31, 2006, under circumstances entitling him to a severance payment but not involving a change in control of Akamai, it is estimated that he would have received payments in the amount of $513,000 in cash. If the termination was in connection with a change of control of Akamai, Mr. Schoettle would also have received benefits valued at approximately $4.4 million from the acceleration of vesting of stock options and $885,333 from the acceleration of vesting of RSUs, in each case based on our closing sale price on December 29, 2006, of $53.12 per share.

Under the terms of the agreements and plans described above, if Mr. Sherman had terminated his employment at December 31, 2006, under circumstances entitling him to a severance payment but not involving a change in control of Akamai, it is estimated that he would have received payments in the amount of $513,000 in cash. If the termination was in connection with a change of control of Akamai, Mr. Sherman would also have received benefits valued at approximately $3.3 million from the acceleration of vesting of stock options and $1.7 million from the acceleration of vesting of RSUs, in each case based on our closing sale price on December 29, 2006, of $53.12 per share.

The foregoing estimates of the value of accelerated vesting of RSUs assume that the maximum performance targets reflected in the Performance-Based RSU awards will be achieved.

Director Compensation

The Executive Chairman and the non-employee members of our Board of Directors are entitled to annual compensation of $140,000, of which $20,000 is paid in cash and $120,000 is paid in deferred stock units, or DSUs, representing the right to acquire shares of Akamai common stock. The number of DSUs issued is based on the fair market value of Akamai’s common stock on the date of its annual stockholders meeting. For so long as the person remains a director, DSUs will vest over a two-year period. In addition, Akamai’s Executive Chairman and its Lead Director are entitled to $40,000 of additional compensation, of which $20,000 is paid in cash and $20,000 is paid in DSUs. Chairs of the Audit Committee and the Compensation Committee are entitled to $25,000 in additional compensation, of which $5,000 in paid in cash and $20,000 is paid in DSUs. The Chair of the Nominating and Corporate Governance Committee is entitled to $10,000 of additional compensation, of which $5,000 is paid in cash and $5,000 is paid in DSUs. Each non-employee director is eligible to receive fair market value options to purchase 25,000 shares of its common stock when he or she joins the Board of Directors. Akamai also reimburses directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.

The following table sets forth compensation paid to our directors, other than Mr. Sagan, whose compensation is reflected in “Executive Compensation” above:

	Fees Earned or Paid		Option
	in Cash	Stock Awards	Awards	Total
Name	($)	($)	($)(1)	($)
(a)	(b)	(c)	(d)	(h)

George Conrades (2)	32,231	280,068	118,368	430,667
Martin M. Coyne II (3)	25,000	279,692	0	304,692
C. Kim Goodwin (4)	30,000	189,882	144,125	364,007
Ronald Graham (5)	20,000	240,957	0	260,957
William A. Halter (6)	25,000	250,658	0	275,658
Peter Kight (7)	25,000	209,880	123,875	358,755
F. Thomson Leighton	20,000	0	0	20,000
Geoffrey Moore (8)	0	0	33,146	33,146
Frederic Salerno (9)	25,000	279,692	9,001	313,693
Naomi Seligman (10)	20,000	245,643	0	265,643

(1)	Amounts reflect the dollar amount recognized by us for financial statement reporting purposes in accordance with SFAS 123(R) for all outstanding awards held by the directors during the applicable year, including awards granted in prior years. The assumptions we use in calculating these amounts are discussed in Note 16 to the Notes to our consolidated financial statements for the year ended December 31, 2006, which accompany this proxy statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

(2)	At December 31, 2006, Mr. Conrades held 7,606 unvested DSUs, and options to purchase 800,000 shares of our common stock. The grant date fair value of the 4,494 DSUs issued to Mr. Conrades on May 23, 2006 was $139,988.

(3)	At December 31, 2006, Mr. Coyne held 6,829 unvested DSUs and options to purchase 73,500 shares of our common stock. The grant date fair value of the 4,494 DSUs issued to Mr. Coyne on May 23, 2006 was $139,988.

(4)	At December 31, 2006, Ms. Goodwin held options to purchase 34,375 shares of our common stock. Ms. Goodwin resigned from our Board of Directors in November 2006. At the time of her departure, we paid Ms. Goodwin $10,000, representing the pro rata portion of her annual cash compensation for serving as a director, and vesting was accelerated for all of the outstanding unvested DSUs held by her, an aggregate of 11,634 DSUs.

(5)	At December 31, 2006, Mr. Graham held 5,798 unvested DSUs and options to purchase 83,500 shares of our common stock. The grant date fair value of the 3,852 DSUs issued to Mr. Graham on May 23, 2006 was $119,990.

(6)	At December 31, 2006, Mr. Halter held 6,056 unvested DSUs. The grant date fair value of the 4,013 DSUs issued to Mr. Halter on May 23, 2006 was $125,005. Mr. Halter resigned from our Board of Directors effective in January 2007.

(7)	At December 31, 2006, Mr. Kight held 6,440 unvested DSUs and options to purchase 50,000 shares of our common stock. The grant date fair value of the 4,494 DSUs issued to Mr. Kight on May 23, 2006 was $139,988.

(8)	At December 31, 2006, Mr. Moore held 35,000 outstanding options to purchase our common stock. The grant date fair value of the 25,000 options granted to Moore on joining our Board of Directors on October 18, 2006 was $654,000.

(9)	At December 31, 2006, Mr. Salerno held 6,829 unvested DSUs and options to purchase 48,500 shares of our common stock. The grant date fair value of the 4,494 DSUs issued to Mr. Salerno on May 23, 2006 was $139,988.

(10)	At December 31, 2006, Ms. Seligman held 5,895 unvested DSUs and options to purchase 29,750 shares of our common stock. The grant date fair value of the 3,852 DSUs issued to Ms. Seligman on May 23, 2006 was $119,990.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table reflects the number of shares of our common stock that, as of December 31, 2006, were outstanding and available for issuance under compensation plans that have previously been approved by our stockholders as well as compensation plans that have not previously been approved by our stockholders.

Number of Securities
		Weighted-Average	Remaining Available for
	Number of Securities to be	Exercise Price of	Future Issuance Under
	Issued Upon Exercise of	Outstanding Options,	Equity Compensation
	Outstanding Options,	Deferred Stock	Plans (Excluding
	Deferred Stock Units and	Units and Other	Securities Reflected in
	Other Rights	Rights ($)	Column (a))
Plan Category	(a)	(b)	(c)

Equity Compensation Plans Approved by Security Holders(1)(2)	12,493,202	12.63	10,164,168
Equity Compensation Plans not Approved by Security Holders(4)	1,041,806	3.86	460,776
Total	13,535,008	11.95	10,624,944

(1)	Consists of stock options and other rights issuable under the Akamai Technologies, Inc. Second Amended and Restated 1998 Stock Incentive Plan, the Akamai Technologies, Inc. Amended and Restated 1999 Employee Stock Purchase Plan, as amended, which we refer to herein as the 1999 Employee Stock Purchase Plan, and the Akamai Technologies, Inc. 2006 Stock Incentive Plan.

(2)	Excludes stock options to purchase up to 463,636 shares of our common stock with a weighted average exercise price of $3.34 per share issued pursuant to stock option plans assumed in connection with our acquisitions of Speedera Networks, Inc., InterVU, Inc., Network24 Communications, Inc. and Nine Systems Corporation. No future stock options may be issued under these plans.

(3)	Includes 1,500,000 shares available for future issuance under our 1999 Employee Stock Purchase Plan. At our 2002 annual meeting of stockholders, our stockholders approved an evergreen provision for the 1999 Employee Stock Purchase Plan pursuant to which the number of shares available for issuance automatically increases to up to 1,500,000 shares each June 1 and December 1, subject to an aggregate cap of 20,000,000 shares.

(4)	Consists of stock options issuable under the Akamai Technologies, Inc. 2001 Stock Incentive Plan, which we refer to herein as the 2001 Option Plan.

The following is a brief description of the material features of the equity compensation plan reflected in the chart above that was not approved by our stockholders:

On December 11, 2001, our Board of Directors approved the adoption of the 2001 Option Plan. The purpose of this plan is to advance the interests of our stockholders by enhancing our ability to attract, retain and motivate persons who make important contributions to Akamai by providing them with equity ownership opportunities and performance-based incentives that better align their interests with those of our stockholders. A total of 5,000,000 shares of our common stock, subject to adjustment in the event of a stock split or similar event, are issuable to our consultants, advisors and employees, including individuals who have accepted offers for employment with us; however, the 2001 Option Plan excludes from participation all directors and all officers within the meaning of Section 16 of the Exchange Act and related rules. The plan provides for the granting of non-statutory stock options, restricted stock awards and other stock-based awards. A copy of the 2001 Option Plan was filed with the Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, which we refer to herein as Section 16(a), requires our officers and directors, and holders of more than ten percent of a registered class of our equity securities, which we refer to herein as reporting persons, to file reports of ownership and changes in ownership of such securities with the Commission. Reporting persons are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based on our review of copies of reports filed with the Commission, we believe that FMR Corp. and AXA Financial, Inc. are the only beneficial owners of more than five percent of our common stock.

Based solely on our review of copies of reports filed by reporting persons or written representations from such persons pursuant to Item 405 of Regulation S-K, we believe that during fiscal year 2006, all filings required to be made by the reporting persons pursuant to Section 16(a) with respect to Akamai securities were made in accordance with Section 16(a).

Nominating and Corporate Governance Committee’s Process for Reviewing and Considering Director Candidates

The Nominating and Corporate Governance Committee of our Board of Directors consists of the following persons:

Martin M. Coyne II, Interim Chair
Ronald L. Graham
Peter J. Kight
Geoffrey A. Moore
Frederic V. Salerno
Naomi O. Seligman

The purpose of the Nominating and Corporate Governance Committee is to identify and attract individuals qualified to become Board members; develop and recommend to the Board a set of corporate governance principles applicable to the Company; and oversee the self-evaluation of the Board. In 2006, the Nominating and Corporate Governance Committee led numerous corporate governance initiatives including the adoption of our Corporate Governance Guidelines, a copy of which is available on our website. During 2006 and until his resignation from the Board in January 2007, William A. Halter served as Chair of the Nominating and Corporate Governance Committee.

In executing its mission to solicit qualified candidates to become directors of Akamai, the Nominating and Corporate Governance Committee seeks to attract intelligent potential candidates from varied backgrounds who have a strong desire to understand and provide insight about Akamai’s business and corporate goals; to understand and contribute to the role of the Board of Directors in representing the interests of stockholders; and to promote good corporate governance and ethical behavior by the members of the Board of Directors and our employees.

In assessing whether an individual has these characteristics and whether to recommend any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria attached to the Nominating and Corporate Governance Committee’s charter. These criteria include:

•	integrity,

•	business and financial acumen,

•	knowledge of Akamai’s business and industry,

•	experience in business, government and other fields,

•	diligence,

•	potential conflicts of interest,

•	commitment to dedicate the necessary time and attention to Akamai, and

•	the ability to act in the interests of all stockholders.

The Board of Directors particularly values demonstrated leadership experience and skills and reputation for the highest standards of honesty, ethics and integrity. Akamai also recognizes the importance of having a diverse Board of Directors and actively considers candidates who can provide gender, racial, ethnic and professional diversity. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

To identify and evaluate attractive candidates, the members of the Nominating and Corporate Governance Committee actively solicit recommendations from other members of Akamai’s Board of Directors and other professional contacts. As potential candidates emerge, the Nominating and Corporate Governance Committee meets from time to time to evaluate biographical information and background material relating to potential candidates; discusses those individuals with other members of the Board of Directors and Akamai’s senior management; and reviews the results of personal interviews and meetings conducted by members of the Board of Directors, senior management and our outside legal and accounting advisors. The Board of Directors encourages the participation of Akamai’s senior management in the candidate review process to provide insight, for example, on what additional perspectives and background could help the Board of Directors best provide appropriate guidance to management in dealing with the business risks and opportunities Akamai faces.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

The Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Lead Director, with the assistance of the Company’s General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Lead Director considers to be important for the Board of Directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which Akamai tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors c/o Corporate Secretary, Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142.

Stockholders also have the right under Akamai’s bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board of Directors, by following the procedures set forth under “Deadline for Submission of Stockholder Proposals for the 2007 Annual Meeting” below.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal year 2006 were Ms. Goodwin, Mr. Graham, Mr. Halter, Mr. Kight and Ms. Seligman. Ms. Seligman joined the Compensation Committee of the Board of Directors during 2001. Mr. Halter joined the Compensation Committee in March 2004. Mr. Kight joined the Compensation Committee in May 2004. Ms. Goodwin joined the Compensation Committee in May 2005. Mr. Graham served on the Compensation Committee between January 2005 and May 2005. No member of the Compensation Committee was at any time during 2005, or formerly, an officer or employee of Akamai or of any of our subsidiaries, and no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. Mr. Halter ceased to serve as a director and member of the Compensation Committee effective January 2007, and Ms. Goodwin ceased to serve as a director and member of the Compensation Committee in November 2006.

None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other organization, one of whose executive officers served as a director or member of the Compensation Committee.

Report of the Audit Committee

The Audit Committee of our Board of Directors has furnished the following report on the Audit Committee’s review of our audited financial statements:

The Audit Committee of Akamai’s Board of Directors, which consists of Messrs. Coyne, Graham, Moore and Salerno, is responsible for monitoring the integrity of Akamai’s consolidated financial statements, their compliance with legal and regulatory requirements, Akamai’s system of internal controls and the qualifications, independence and performance of our internal and independent auditors. The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace Akamai’s independent auditors. We act under a written charter that was first adopted and approved by the Audit Committee and the Board of Directors in May 2000. The charter was amended and restated in March 2004. The members of the Audit Committee are independent directors as defined by the Audit Committee charter and the NASDAQ Rules.

Akamai’s management is responsible for the financial reporting process, including Akamai’s system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP, or PWC, Akamai’s independent auditors, is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review these processes. The members of the Audit Committee are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to the financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

We reviewed Akamai’s audited financial statements for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004 that were included in Akamai’s Annual Report on Form 10-K as filed with the Commission, which we refer to herein as the Financial Statements. We reviewed and discussed the Financial Statements with Akamai’s management and PWC. PWC has represented to the Audit Committee that, in its opinion, Akamai’s audited financial statements were prepared in accordance with accounting principles generally accepted in the United States. We discussed with PWC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

We also discussed with PWC its independence from Akamai and considered whether PWC’s rendering of certain services to Akamai, other than services rendered in connection with the audit or review of the Financial Statements, is compatible with maintaining PWC’s independence. See “Ratification of Selection of Independent Auditors” included elsewhere in this Proxy Statement. In connection with these matters, Akamai received the written disclosures and letter from PWC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This Standard requires auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on its independence, to confirm its perceived independence and to engage in a discussion of independence.

Based on our review of the Financial Statements and reports to us and our participation in the meetings and discussions described above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Directors that the Financial Statements be included in Akamai’s Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Commission.

We have also appointed PWC to act as Akamai’s independent auditors for 2007.

Audit Committee

Frederic V. Salerno, Chair
Martin M. Coyne II
Ronald L. Graham
Geoffrey A. Moore

Corporate Governance

We have adopted a written code of business ethics that applies to our principal executive officer, principal financial or accounting officer or person serving similar functions. We comprehensively amended our code of business ethics in 2004. The text of our amended code of ethics is available on our website at www.akamai.com. We did not waive any provisions of the code of business ethics during the year ended December 31, 2006. If we amend, or grant a waiver under, our code of business ethics that applies to our principal executive officer, principal financial or accounting officer, or persons performing similar functions, we intend to post information about such amendment or waiver on our website at www.akamai.com.

Certain Relationships and Related Party Transactions

Except as set forth above under “Executive Compensation — Employment Agreements,” during 2006, none of Akamai, its executive officers or its directors entered into any third-party transactions of the type required to be disclosed under Item 404 of Regulation S-K.

Under our Code of Business Conduct and Ethics, our employees and members of our Board of Directors are prohibited from entering into any business, financial, or other relationship with our existing or potential customers, competitors, or suppliers that might impair, or appear to impair, the exercise of his or her judgment for Akamai. Such relationships include situations involving Akamai entering into a business transaction with an executive officer or director, a family member of an executive officer or director, or a business in which such a person has any significant role. Our executive officers and directors are obligated under the Code of Business Conduct and Ethics to disclose any existing or proposed transaction or relationship that reasonably could be expected to give rise to a conflict of interest to our Legal Department. The Legal Department then makes a determination, with such assistance as it deems appropriate, whether the transaction or relationship is in Akamai’s best interests and, if such transaction or relationship is entered into, the conditions under which it may proceed.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our Board of Directors has selected PricewaterhouseCoopers LLP, independent auditors, to audit our financial statements for the year ending December 31, 2007. PWC has audited our financial statements for each fiscal year since our inception. Although stockholder approval of the selection of PWC is not required by law, our Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. The affirmative vote of holders of a majority of the shares of our common stock represented at the meeting is necessary to ratify the appointment of PWC as our independent auditors, and our Board of Directors recommends that the stockholders vote FOR confirmation of such selection. In the event of a negative vote, the Audit Committee will reconsider its selection. Representatives of PWC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The following table summarizes the fees billed to us by PWC for each of the last two fiscal years for audit, audit-related, tax and other services (in thousands):

Fee Category	2006	2005

Audit Fees(1)	$1,287	$1,504
Audit-Related Fees(2)	159	141
Tax Fees(3)	7	—
All other fees(4)	75	60
Total Fees	$1,528	$1,705

(1)	Audit fees consist of fees for the audit of our financial statements and internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to our employee benefit audits, financial due diligence with respect to potential acquisitions and consultations concerning financial accounting and reporting standards.

(3)	Tax fees include tax compliance and tax advice services.

(4)	All other fees include services provided to us in support of our annual information security risk assessment.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy generally provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. The Audit Committee may delegate pre-approval authority to one or more of its independent members but not to our management.

Approval of services can come in two ways: specific pre-approval or general pre-approval. Specific pre-approval represents the Audit Committee’s consent for the independent auditor to perform a specific project, set of services or transaction for us. General pre-approval represents the Audit Committee’s consent for the independent auditor to perform certain categories of services for us. If a particular service or project falls into a category that has been generally pre-approved by the Audit Committee within the preceding 12 months, specific pre-approval of that service or project need not be obtained. Any proposed services exceeding cost levels generally pre-approved by the Audit Committee will require specific pre-approval. From time to time, the Audit Committee may revise the list of services for which general pre-approval is granted. During 2006, 100% of the services provided by PWC were pre-approved by the Audit Committee.

Board of Directors Recommendation

Our Board of Directors believes that the selection of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2007 is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR this proposal.

OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our Board of Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, electronic mail and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at the following address or call us at the following phone number:

Akamai Technologies, Inc.
8 Cambridge Center
Cambridge, Massachusetts 02142
Attention: Investor Relations
Phone: 617-444-3000

If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Deadline for Submission of Stockholder Proposals for the 2008 Annual Meeting

Proposals of stockholders intended to be presented at the 2008 Annual Meeting of the Stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us no later than December 12, 2007 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other business that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be delivered by the stockholder and received by the Secretary at the principal executive offices of Akamai (i) no earlier than 90 days before and no later than 70 days before the first anniversary of the preceding year’s annual meeting, or (ii) if the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from the first anniversary date, (a) no earlier than 90 days before the annual meeting and (b) no later than 70 days before the annual meeting or ten days after the day notice of the annual meeting was mailed or publicly disclosed, whichever occurs first. Assuming the date of our 2008 Annual Meeting is not so advanced or delayed, stockholders who do wish to make a proposal at the 2008 Annual Meeting (other than one to be included in our proxy statement) should notify us no earlier than February 15, 2008 and no later than March 7, 2008.

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

By order of the Board of Directors,

/s/ MELANIE HARATUNIAN
Melanie Haratunian
Vice President, General Counsel
and Secretary

April 10, 2007

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
		000004	000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Standard Time, on May 15, 2007.
Vote by Internet • Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the director nominees and FOR Proposal 2.

1. Election of Class II Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 - Ronald Graham	☐	☐	02 - F. Thomson Leighton	☐	☐	03 - Paul Sagan	☐	☐
04 - Naomi Seligman	☐	☐

	For	Against	Abstain

2. To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of Akamai for the fiscal year ending December 31, 2007.	☐	☐	☐	To transact such other business as may properly come before the meeting.

B Non-Voting Items Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	C 1234567890 4 I D V	J N T 0 1 2 9 6 2 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AKAMAI TECHNOLOGIES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
Annual Meeting of Stockholders - May 15, 2007

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) George Conrades, Paul Sagan and Melanie Haratunian, or each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2007 Annual Meeting of Stockholders of Akamai Technologies, Inc. and any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting.

This Proxy when properly executed will be voted in the manner directed by the Undersigned Stockholder(s). If no other indication is made, the Proxies shall vote “FOR” Proposals 1 and 2.
PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE